Exhibit 3.137

Medcart Specialty Care, LLC

LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) dated as of February 10, 2017 adopted by New Albertson’s, Inc. (the “Managing Member”).

Preliminary Statement

The Company was formed as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended from time to time (the “Delaware Act”), and wishes to set forth herein an agreement as to the affairs of the Company and the conduct of its business.

Accordingly, in consideration of the promises made herein, the Managing Member hereby adopts the following:

1. Formation. Upon the execution of this Agreement the Managing Member shall be the designated “authorized Person” and shall continue as the designated “authorized Person” within the meaning of the Delaware Act. The Managing Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. The existence of the Company as a separate legal entity shall continue until cancellation of the certificate of formation of the Company as provided in the Delaware Act.

2. Name. The name of the Company is “Medcart Specialty Care, LLC”

3. Purpose.

A. The Company is organized for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in any and all activities necessary or incidental to the foregoing.

B. The Company shall have the power to engage in all actions, proceedings, activities and transactions that the Managing Member may deem necessary or advisable in connection with the foregoing purposes.

4. Registered Office; Registered Agent. The registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of New Castle, City of Wilmington, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

5. Members. Upon execution of the Agreement, the Managing Member is admitted as a member of the Company. The name and the address of the Managing Member is as follows:

Name	Address
New Albertson’s, Inc.	250 Parkcenter Blvd. Boise, ID 83706

6. Management of the Company.

A. Power and Authority of Managing Member. The business and affairs of the Company shall be managed by the Managing Member, who shall have the power and authority, on behalf of the Company, to take any action of any kind not inconsistent with the provisions of this Agreement and to do anything and everything it deems necessary or appropriate to carry on the business and purposes of the Company, including, but not limited to:

1.	to manage and direct the business affairs of the Company, to do any and all acts on behalf of the Company and to exercise all rights of the Company with respect to its interest in any other Person (as defined in the Delaware Act), corporation, partnership, limited liability company or other entity, including, without limitation, the voting of securities, exercise of redemption rights, participation in arrangements with creditors, the institution, defense and settlement or compromise of suits and administrative proceedings and other like or similar matters;

2.	to acquire, own, lease, sublease, manage, hold, deal in, control or dispose of any interests or rights in real or personal property;

3.	to hire employees, consultants, attorneys, accountants, appraisers and other advisers for the Company;

4.	to open, maintain and close bank accounts and draw checks or other orders for the payment of funds;

5.	to borrow money or obtain credit from banks, lending institutions or any other Person;

6.	to guarantee debt on behalf of the Company’s subsidiaries now or hereinafter in existence, and to secure the same by a mortgage, deed of trust, pledge or other lien on any or all the assets of the Company;

7.	to assume obligations, incur liabilities, lend money or otherwise use the credit of the Company;

8.	to direct the formulation of policies and strategies for, and perform all other acts on behalf of, the Company and any entities for which the Company acts as general partner, adviser, manager, managing member, or in other similar capacities including those activities specified above in clauses (1) and (2); and

9.	to enter into any contracts it deems necessary or advisable to facilitate the business of the Company.

B. No “Manager” of Company. There shall not be a “manager” (within the meaning of the Delaware Act) of the Company. The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s business, and the actions of the Managing Member taken in accordance with such rights and powers shall bind the Company.

C. Managing Member May Appoint Officers. The Managing Member may appoint officers of the Company. The officers of the Company shall be responsible for the day-to-day business, operations and affairs of the Company, shall have such powers as conferred on them by the Managing Member and shall have the authority to bind the Company through the exercise of such powers subject to, and to the extent consistent with, the terms hereof. The officers of the Company shall (i) be appointed and be subject to removal by the Managing Member and (ii) operate as an autonomous management group, accountable only to the Managing Member. The initial officers of the Company are listed on Schedule I hereto.

7. Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the earliest to occur of: (a) determination by the Managing Member; (b) the dissolution of the Managing Member; (c) if at any time there are no members of the Company, unless the Company is continued in accordance with the Delaware Act; and (d) the entry of a decree of judicial dissolution of the Company.

8. Initial Capital Contributions. The Managing Member has made a capital contribution to the Company in the amount set forth in the books and records of the Company.

9. Additional Contributions. The Managing Member shall have no obligation to make additional capital contributions to the Company.

10. Tax Matters. The Company shall be treated for U.S. federal income tax purposes as a disregarded entity within the meaning of Treas. Reg. Section 301.7701-3(b)(ii). The Managing Member shall have the authority to change or maintain such status in its sole discretion.

11. Distributions. The Company shall promptly distribute to the Managing Member all amounts of cash and any other property held by the Company that is available for distribution at the times and in the amounts as determined by the Managing Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Managing Member on account of its interest in the Company if such distribution would violate the Delaware Act or any other applicable law.

12. Indemnification of Managers, Officers, Employees And Agents.

A. Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a Managing Member or an officer of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, including a service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such a

Proceeding is alleged action in an official capacity as a Managing Member, officer, employee or agent of the Company or in any other capacity while serving as a Managing Member, officer, employee or agent of the Company, shall be indemnified and held harmless by the Company to the fullest extent permitted by law (including indemnification for negligence or gross negligence but excluding indemnification (i) for acts or omissions involving actual fraud or willful misconduct or (ii) with respect to any transaction from which the Indemnitee derived an improper personal benefit), against all expense, liability and loss (including reasonable attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith.

B. The right to indemnification conferred in Section 12(A) shall include the right to be paid by the Company the expenses (including reasonable attorneys’ fees) incurred in defending any Proceeding in advance of its final disposition (an “Advancement of Expenses”). The rights to indemnification and to the Advancement of Expenses conferred in Section 12(A) and this Section 12(B) shall be contract rights and such rights shall continue (regardless of any amendment, modification or termination of the Agreement) as to an Indemnitee who has ceased to be a Managing Member, officer, employee or agent of the Company and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

C. The rights to indemnification and to the Advancement of Expenses conferred in this Section 12 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, agreement, vote of the Managing Member, or otherwise.

D. The Company may maintain insurance, at its expense, to protect itself and any Person who may become an Indemnitee under Section 12(A) against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the applicable law.

E. The Company may, to the extent authorized from time to time by the Managing Member, grant rights to indemnification and to Advancement of Expenses to any officer, employee or agent of the Company to the fullest extent of the provisions of this Section 12 with respect to the indemnification and Advancement of Expenses of the Indemnitees.

13. Exculpation.

A. None of the Managing Member, any officer of the Company or any of their affiliates shall be liable to the Company for (i) any action or inaction, unless such action or inaction arises out of, or is attributable to, the fraud, willful misconduct or bad faith of such Person or (ii) any action or inaction of any employee, broker or other agent of the Company or the Managing Member; provided that the selection, engagement or retention of such employee, broker or agent did not result from the fraud, willful misconduct or bad faith of such Person. The Managing Member, officers of the Company and their affiliates may consult with counsel, accountants, investment bankers, financial advisers, appraisers and other specialized, reputable, professional consultants or advisers in respect of Company affairs and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such Persons; provided that the selection, engagement or retention of such consultants or advisers did not result from the fraud, willful misconduct or bad faith of such Person.

B. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 13 shall not be construed so as to relieve (or attempt to relieve) a Person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 13 to the fullest extent permitted by law.

C. Provided they shall act in good faith and have not engaged in willful misconduct or gross negligence, the Managing Member and its affiliates and any member, officer, director, partner, agent or employee of the foregoing shall not be liable to the Company (a) for any mistake in judgment, (b) for any action or inaction taken or omitted for a purpose which the Managing Member or such other Person believed in good faith to be consistent with the best interests of the Company or (c) for any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent, provided, that such broker or other agent is not and was not an affiliate of the Managing Member. The Managing Member or affiliate may consult with legal counsel with respect to matters of law and accountants with respect to matters of accounting in respect of Company affairs and, except in respect of matters in which there is a conflict of interest, shall be fully protected and justified in any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel with respect to matters of law or accountants with respect to matters of accounting. In determining whether the Managing Member or any of its affiliates acted in good faith, each such Person shall be entitled to rely on reports and written statements of the directors, officers and employees of a Person in which the Company holds ownership interests. For the purposes of this Section 13, the directors, officers and employees of a Person in which the Company holds ownership interests shall not, solely by virtue of such holding, be deemed to be affiliates of the Managing Member.

14. Transfer of Interest. The Managing Member may sell, hypothecate, pledge, assign or otherwise transfer or encumber (each, a “Transfer”) its limited liability company interests in the Company so long as such Transfer is in writing, in which the transferee accepts the terms and provisions of this Agreement. If the Managing Member transfers all of its limited liability company interests in the Company pursuant to this Section 14, the transferee shall be admitted to the Company as a member of the Company upon its execution of such writing, which may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Managing Member shall cease to be a member of the Company.

15. Liability of the Member. Except as otherwise expressly provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Managing Member nor any officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Managing Member or officer of the Company.

16. Sole Benefit. Other than pursuant to Section 12 and Section 13, the provisions of this Agreement are intended solely to benefit the Managing Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit to any third-party beneficiaries.

17. Headings. The titles of Sections of this Agreement are for convenience of reference only and shall not define or limit any of the provisions of this Agreement.

18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles of such State.

19. Amendments. Unless, and only to the extent, otherwise required under the Delaware Act, this Agreement may not be amended except by written instrument executed by the Managing Member.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, this undersigned has duly executed this Limited Liability Company Agreement as of the date and year first written above.

New Albertson’s, Inc.

By:	/s/ Laura A. Donald
Name:	Laura A. Donald
Title:	Group Vice President, Corporate Law & Assistant Secretary

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SCHEDULE I

INITIAL OFFICERS

Shane Sampson	President
Wayne Denningham	Chief Operating Officer
Robert B. Dimond	Executive Vice President & Chief Financial Officer
Justin Dye	Chief Administrative Officer
Robert A. Gordon	Executive Vice President, General Counsel & Secretary
Mark Panzer	Senior Vice President, Pharmacy, Health & Wellness
Bradley Beckstrom	Group Vice President, Real Estate & Business Law & Assistant Secretary
Laura A. Donald	Group Vice President, Corporate Law & Assistant Secretary
Gary Morton	Vice President, Treasurer & Assistant Secretary